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                                                                       EXHIBIT 5

February 10, 2005



Selectica, Inc.
3 West Plumeria Drive

San Jose, California 95134-2111


Re:      Selectica, Inc. Registration Statement
         for Offering of 2,625,110 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,635,110 shares of Common Stock issuable under the 1999 Equity Incentive Plan and (ii) 990,000 shares of Common Stock issuable under the Written Compensation Agreement for Vincent G. Ostrosky (the "Agreement"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan and the Agreement and in accordance with the Registration Statement, such shares will be validly issued, nonassessable and, to our knowledge, fully paid shares of the Company's Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP